Exhibit 10.2

Execution Version

CANTOR FITZGERALD & CO.

499 Park Avenue

New York, New York, 10022

February 27, 2024

Sizzle Acquisition Corp.

4201 Georgia Avenue, NW

Washington, DC 2011

Attn: Steve Salis, Chief Executive Officer

Re:	Second Amendment to Underwriting Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Underwriting Agreement, dated as of November 3, 2021 (the “Underwriting Agreement”), by and between Sizzle Acquisition Corp., a Delaware corporation (the “Company”) and Cantor Fitzgerald & Co., a representative of the several underwriters thereunder (the “Representative”), as amended by that 1st Amendment thereto, dated as of October 26, 2023, by and between the Company and the Representative (the “First Amendment”). This amended and restated letter agreement (this “Letter”) amends and restates the First Amendment in its entirety. Capitalized terms used but not defined in this Letter shall have the meanings given to such terms in the Underwriting Agreement.

On October 25, 2022, the Company entered into an Agreement and Plan of Merger (as amended on January 4, 2023, July 7, 2023, November 17, 2023, and as may be further amended, modified or supplemented from time to time, the “Merger Agreement”) with European Lithium Limited, an Australian Public Company limited by shares (“EUR”), European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR (the “Target”), and certain other parties named therein, pursuant to which Merger Agreement, subject to the terms and conditions thereof, among other matters, upon the consummation of the transactions contemplated thereby, the Company will consummate its initial Business Combination with the Target (the “Target Transaction”).

In contemplation of the Target Transaction, the Company, the Representative and, solely for the purposes of Section 1.9 and Section 10, VO Sponsor, LLC (the “Sponsor”), hereby agree to amend the Underwriting Agreement as follows, in the case of Paragraphs 1, 2 and 3 hereof, effective and conditioned upon the consummation of the Target Transaction (the “Fee Reduction”):

1.	Section 1.3 of the Underwriting Agreement is hereby deleted in its entirety and replaced with the following:

“1.3 Deferred Underwriting Commission. The Representative agrees that upon the consummation of the Company’s initial Business Combination (the “Closing”), the Company (or, if applicable, the successor public company in such Business Combination (the “Successor”)) shall issue, transfer and deliver, or cause to be issued, transferred and delivered, to the Representative, in book-entry form, by irrevocable instruction to its duly appointed transfer agent, a number of shares of common stock of the Company, par value $0.0001 per share (or equivalent publicly traded common or shares of common stock of the Successor) (the “New Common Stock”) equal to 1,200,000 shares of New Common Stock, subject to equitable adjustment for stock splits, stock dividends, combinations, recapitalizations and the like after the date hereof and prior to the closing of such initial Business Combination, including to account for any equity securities into which such shares are exchanged or converted (the “Deferred Fee Shares”).

(a)	The Company hereby agrees that the Deferred Fee Shares issued, transferred and delivered to the Representative in satisfaction hereof shall be validly issued (with “registration rights,” as described below), fully paid and non-assessable and free and clear of all liens, encumbrances and other restrictions on the pledge, sale or other transfer of such Deferred Fee Shares (collectively, “Restrictions”), other than those Restrictions either (x) arising from applicable U.S. federal or state securities laws or (y) imposed by the Lock-Up Agreement (as defined below) (together, the “Permitted Restrictions”).

(b)	Upon the issuance of the Deferred Fee Shares upon the Closing, the Company will, and will cause the Sponsor to, add the Deferred Fee Shares (along with any Placement Shares (as defined below)) as “Registrable Securities” of the Representative under the Registration Rights Agreement.

(c)	Furthermore, on or immediately prior to the expiration of the Lock-up Period, upon CF&CO’s request, the Company agrees that it (or any Successor) shall promptly (i) instruct and cause (x) its legal counsel to promptly provide the necessary “ blanket” legal opinion(s) to the Transfer Agent so that such Transfer Agent may remove any “ restrictive legends” from the Deferred Fee Sares and the Placement Shares (together, the “CF&CO Shares”) and (y) its Transfer Agent to remove any such “restrictive legends” from the CF&CO Shares, and (ii) take any such further action as CF&CO may reasonably request, in each case, to enable CF&CO to promptly resell, freely trade or otherwise dispose of the CF&CO Shares, in reliance upon either (x) a resale registration statement, or (y) Rule 144 under the Act (such obligations in sub-clauses (c)(i) and (ii), collectively, the “Resale Obligations”); provided, that, in each case, the Company (or, if applicable, the Successor) has received a customary representation letter from the Representative, the form and substance of which shall be reasonably satisfactory to the Company (or, if applicable, the Successor).

(d)	In the event that the Company is unable to consummate a Business Combination and CST, as the trustee of the Trust Account (in this context, the “Trustee”), commences liquidation of the Trust Account as provided in the Trust Agreement, the Representative agrees that the Representative shall forfeit any rights or claims to the Deferred Fee Shares or any other deferred underwriting commission. Without limiting the foregoing, the Representative shall not be entitled to any of the funds deposited or held in the Trust Account in connection with any deferred underwriting commission, and any references in the Underwriting Agreement to such rights, including Sections 1.1.1, 1.1.2, 1.2.3, are hereby superseded.

(e)	However, in the event that the Company does consummate a Business Combination, but the Company (or the Successor) is unable to, or otherwise does not, (i) issue or cause to be issued the full amount of the Deferred Fee Shares to the Representative in satisfaction hereof, upon or in connection with the Closing, without any Restrictions on transfer, other than the Permitted Restrictions, (ii) comply with its obligations in clause (b) above with respect to the Registration Rights Agreement to be performed at or prior to or in connection with the Closing, and/or (iii) comply with the Resale Obligations, such that CF&CO is unable to promptly resell, freely trade or otherwise dispose of the CF&CO Shares promptly following expiration of the Lock-up Period, in reliance upon either (x) a resale registration statement, or (y) Rule 144 under the Act, then, in each of the foregoing cases set forth in sub-clauses (e)(i)-(iii), at the sole election of CF&CO made by written notice provided to the Company, the Company (or the Successor) shall promptly (but in any event within five (5) Business Days) after receipt of such notice from CF&CO, pay to CF&CO an amount in cash equal to $5,705,000 (the “Default Payment”); and CF&CO will promptly, after receipt of such payment, return to the Company all remaining Deferred Fee Shares held by it. For the avoidance of doubt, once paid, any Default Payment will not be refundable under any circumstances.”

The Company and the Representative agree that, subject to the penultimate paragraph of Section 1.3 of the Underwriting Agreement (as amended by this Section 1), any reference in the Underwriting Agreement to the amount or type of consideration owed for the Deferred Underwriting Commission that is inconsistent with the provisions of Section 1.3, as amended by this Section 1, shall be deemed amended, effective as of the date of this Letter, to be consistent with the provisions of Section 1.3, as amended by this Section 1; however, if the conditions set forth in sub-clauses (x) and (y) of the penultimate paragraph of such Section 1.3 (as amended by this Section 1) are not satisfied as of the Closing, then this Letter shall be automatically terminated and the original Deferred Underwriting Commission, in the amount of $5,705,000, shall become due and payable by the Company to CF&CO, in cash, upon the consummation of a Business Combination, as originally set forth in the Underwriting Agreement, as of its original date and prior to its amendment by this Letter and the First Amendment.

Each of the Company and the Representative will, upon request of the other, execute such other documents, instruments or agreements as may be reasonable or necessary to effectuate the Fee Reduction agreements set forth in this Letter and the Registration Rights and Resale Obligations set forth in the Underwriting Agreement (as amended by this Section 1).

For the avoidance of doubt, the Fee Reduction agreement set forth in this Letter is confidential may be not filed publicly or otherwise disclosed by the Company to any other party (other than EUR) without the Representative’s prior written consent, not to be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, if the Company (or the Successor) is required by applicable law, regulation, Commission or applicable stock exchange requirement or legal process to disclose this Letter or its terms, including, without limitation, the Fee Reduction agreement, the Company (or the Successor) may do so without the consent of the Representative, so long as it provides the Representative with a reasonable opportunity to review and comment on such disclosure prior to its filing, publication or dissemination and the Company (or the Successor) considers in good faith any reasonable comments provided by the Representative with respect to such disclosure.

2.	Section 1 of the Underwriting Agreement shall be amended such that a new Section 1.7 shall be added to said Section 1, which shall read as follows:

“1.7 Lock-Up. The Representative agrees that, pursuant to the terms of a lock- up agreement to be entered into in connection with this Agreement in the form attached as Exhibit C (the “Lock-Up Agreement”), any CF&CO Shares, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, shall be subject to restrictions on transfer for a period beginning on the date of Closing and ending on the date that is the earlier of (i) twelve (12) months after the date of Closing and (ii) the date after the Closing on which the Company (or its Successor) consummates a third-party tender offer, stock sale, liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of the Company’s (or its Successor’s) shareholders having the right to exchange their equity holdings in Successor for cash, securities or other property.

3.	Section 2.38 of the Underwriting Agreement is hereby deleted in its entirety and replaced with the following:

“2.38 Advisors. The Company represents and warrants to the Representative that:

(a)	at or subsequent to the Closing, no person (other than a legal advisor) shall receive any cash payments from the Company (or the Successor) for any fees payable in connection with the Target Transaction in an aggregate amount payable to such person greater than $1,250,000 (including any “deferred fees” or reimbursable expenses payable post-Closing, but excluding any reimbursable expenses therewith described in (b) below);

(b)	at or subsequent to the Closing, the Company (or the Successor) shall not make any cash payments to any person(s) for any reimbursable expenses payable in connection with the Target Transaction in an aggregate amount payable to any such persons, collectively, greater than $350,000 (including any reimbursable expenses payable post-Closing);

(c)	Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”), is not “participating” in the Offering as defined in FINRA Rule 5110(j)(16); and

(d)	for the avoidance of doubt, any fees payable by the Company (or the Successor) to CCM after the consummation of the Offering through and including the consummation of a Business Combination pursuant to any agreement between the Company and CCM shall only be (x) paid in Common Stock or New Common Stock, and not in cash, and (y) separate from, and in addition to, the underwriting fees owed to the Underwriters hereunder.”

4.	Section 3.16 of the Underwriting Agreement is hereby deleted in its entirety and replaced with the following:

“3.16 Other Agreements. Each of the Company and the Sponsor, on behalf of itself and its controlled affiliates, agree that during the period beginning on the Closing and ending on the date that is eighteen (18) months after the Closing, the Representative shall have the right, but not the obligation, to act as sole bookrunner for the initial public offering of any special purpose acquisition company (a “SPAC IPO”) established by or at the direction of the management team of Sizzle Acquisition Corp., the Sponsor or the Sponsor’s controlled affiliates and shall be entitled to at least seventy percent (70%) of the economics of such SPAC IPO.”

5.	Section 10 of the Underwriting Agreement shall be amended such that Sponsor shall be considered a “party” thereto.

6.	Section 10.1 of the Underwriting Agreement shall be amended such that the below shall be appended to the end of said Section 10.1, which shall read as follows:

“If to the Sponsor, to:

VO Sponsor, LLC

4201 Georgia Ave NW

Washington, D.C. 20011

Attention: Steve Salis

Email: ssalis@salisholdings.com

Copy (which copy shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Attn: Stuart Neuhauser, Esq.

Facsimile: (212) 370-7889

Email: sneuhauser@egsllp.com”

7.	Sections 1 and 2 of this Letter and the Fee Reduction will cease to be effective and terminate automatically upon the valid termination of the Merger Agreement. In the event of such termination, (i) the Company agrees to provide prompt notice of such termination of the Merger Agreement to the Representative, and (ii) the original Deferred Underwriting Commission, in the amount of $5,705,000, shall become due and payable by the Company to the Representative ,in cash, upon the consummation of a Business Combination, as originally set forth in the Underwriting Agreement, as of its original date and prior to its amendment by this Letter and the First Amendment.

The terms of this Letter shall be interpreted, enforced, governed by and construed in a manner consistent with the provisions of the Underwriting Agreement. Except as expressly provided in this Letter, all of the terms and provisions in the Underwriting Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Letter does not constitute, directly or by implication, an amendment, modification or waiver of any provision of the Underwriting Agreement, or any other right, remedy, power or privilege of any party to the Underwriting Agreement, except as expressly set forth herein. Any reference to the Underwriting Agreement in the Underwriting Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Underwriting Agreement, as amended or modified by this Letter (or as the Underwriting Agreement may be further amended, modified or supplemented after the date hereof in accordance with the terms thereof).

{remainder of page intentionally left blank; signature page follows}

Please acknowledge your agreement and acceptance to the foregoing by signing below and returning it to the undersigned at your earliest convenience.

Very truly yours,

CANTOR FITZGERALD & CO.

By:	/s/ Sage Kelly
Name:	Sage Kelly
Title:	Global Head of Investment Banking

Solely for the purposes of Sections 1.9 and 10:

VO SPONSOR, LLC

By:	/s/ Steve Salis
Name:	Steve Salis
Title:	Manager

Accepted and agreed as of the date first set forth above:

SIZZLE ACQUISITION CORP.

By:	/s/ Steve Salis
Name:	Steve Salis
Title:	Chief Executive Officer

{Signature Page to Second Amendment to Underwriting Agreement}

Exhibit C

Lock-Up Agreement

(Attached)

EXECUTION VERSION

LOCK-UP AGREEMENT

This Lock-up Agreement (this “Agreement”) is entered into as of February 27, 2024, by and between Critical Metals Corp., BVI business company incorporated in the British Virgin Islands (“PubCo”) and Cantor Fitzgerald & Co. (“Holder”). PubCo and the Holder and their respective successors and permitted assigns are sometimes collectively referred to herein as the “Parties”, and each of them is sometimes individually referred to herein as a “Party”. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Sizzle Acquisition Corp., a Delaware corporation (“SPAC”) and the Holder entered into that certain Underwriting Agreement, dated as of November 3, 2021 (as amended on October 26, 2023 and February [_], 2024, and as may be further amended, modified or supplemented from time to time, the “Underwriting Agreement”);

WHEREAS, SPAC, European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR (the “Company”), European Lithium Limited, an Australian Public Company limited by shares (“EUR”), PubCo and Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of October 24, 2022 (as amended on January 4, 2023, July 7, 2023, November 17, 2023 and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, pursuant to and in accordance with the Merger Agreement, subject to the terms and conditions thereof, upon the consummation of the transactions contemplated by the Merger Agreement, among other matters, (i) Merger Sub will merge with and into the SPAC (the “Merger”), with the SPAC continuing as the surviving corporation and a wholly-owned subsidiary of PubCo, and as a result of which, all of the issued and outstanding shares of common stock, par value $0.0001 per share (the “SPAC Shares”), of the SPAC will be replaced with ordinary shares of PubCo (the “PubCo Shares”) and all of the issued and outstanding warrants to purchase SPAC Shares will be replaced with substantially similar warrants of PubCo, in each case, on a one-for-one basis, (ii) EUR will transfer to PubCo all of the issued and outstanding equity interests of the Company in exchange for newly issued shares of PubCo and (iii) the SPAC and the Company will become wholly-owned subsidiaries of PubCo (the transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, PubCo, SPAC, and VO Sponsor LLC, a Delaware limited liability company, and the subscribers named therein (the “Subscribers”) have entered into a Subscription Agreement (the “Subscription Agreement”), pursuant to which such Subscribers, upon the terms and subject to the conditions set forth therein, have agree to purchase PubCo Shares in a private placement (the “PIPE Investment”) to be consummated contingent upon, and immediately prior, to the effective time of the Merger (the “Effective Time”);

WHEREAS, as of immediately after the Effective Time, Holder will be the holder of record and beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), with the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) the Lock-up Shares (as defined below); and

WHEREAS, in connection with the Transactions and the PIPE Investment, the Parties desire to enter into this Agreement, pursuant to which the Lock-up Shares shall become subject to the limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

Section 1.01 Defined Terms. In addition to the terms defined elsewhere herein or defined under the Merger Agreement, the following terms have the following meanings when used herein with initial capital letters:

“Lock-up Period” means the period beginning on the date of the closing of the Transactions (the “Closing Date” and ending on the date that is the earlier of (i) twelve (12) months after the Closing Date and (ii) the date after the Closing Date on which PubCo consummates a third-party tender offer, stock sale, liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of PubCo’s shareholders having the right to exchange their equity holdings in PubCo for cash, securities or other property.

“Lock-up Shares” means with respect to the Holder or each of its Permitted Transferees, any (i) Deferred Fee Shares (as defined in the Underwriting Agreement), (ii) PubCo Shares held by it immediately after the Effective Time or issued or issuable to Holder in connection with the Transactions and (iii) any PubCo Shares issued to such Holder in connection with the exercise or settlement of any SPAC Warrant or PubCo Warrant held by it immediately after the Effective Time, in each case, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted.

“Permitted Transferees” means, prior to the expiration of the Lock-up Period, any Person to whom the Holder or any Permitted Transferee of the Holder is permitted to Transfer PubCo Shares pursuant to Section 2.01(b) or Section 2.01(c).

“Transfer” means the (A) sale of, public offer to sell, entry into a contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

ARTICLE II

LOCK-UP

Section 2.01 Lock-up.

(a) Subject to the exclusions in Section 2.01(b) and Section 2.01(c) the Holder agrees not to Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b) Notwithstanding the Lock-up restrictions set forth in Section 2.01(a), the Holder may Transfer any Lock-up Shares it holds during the Lock-up Period: (i) to any direct or indirect partners, members or equity holders of the Holder, any Affiliates of the Holder or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates; (ii) by gift to a charitable organization; (iii) with the prior written consent of PubCo; (iv) in connection with a liquidation, merger, stock exchange, reorganization, tender offer, takeover offer, scheme of arrangement or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Shares for cash, securities or other property subsequent to the Closing Date; or (v) to the extent required by any legal or regulatory order; provided that in each case of clauses (i)–(iii), if the transferee is not the Holder, such transferee will agree to be bound by the terms of this Agreement in writing, in form and substance reasonably satisfactory to PubCo.

(c) The Holder also agrees and consents to the entry of stop transfer instructions with PubCo’s transfer agent and registrar against the Transfer of any Lock-up Shares except in compliance with the foregoing restrictions and to the addition of a legend to the Holder’s Lock-up Shares describing the foregoing restrictions.

(d) For the avoidance of doubt, the Holder shall retain all of its rights as a shareholder of PubCo with respect to the Lock-up Shares during the Lock-up Period, including the right to vote any Lock-up Shares (subject to the other provisions hereof) and any dividends or other distributions declared on the Lock-up Shares.

(e) During the Lock-Up Period each certificate evidencing any Lock-up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF FEBRUARY 23, 2024, BY AND AMONG CRITICAL METALS CORP. AND THE REGISTERED HOLDER OF THE SECURITIES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES), AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

ARTICLE III

EFFECTIVENESS

Section 3.01 Effectiveness. This Agreement shall become effective on the Closing Date. This Agreement and the obligations of each Party hereunder shall automatically terminate ab initio upon the termination of the Merger Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Miscellaneous.

(a) Further Assurances. The Parties shall execute and deliver such additional documents and take such additional actions as the Parties reasonably may deem to be practical and necessary in order to consummate the transactions contemplated by this Agreement.

(b) Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) the next day when sent by overnight carrier to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)	If to PubCo:

c/o European Lithium Ltd.

32 Harrogate Street

West Leederville, Western Australia, 6007

Attention: Tony Sage

Email: TonyS@cyclonemetals.com

with copies (which shall not constitute notice) to:

White & Case LLC

1221 Avenue of the Americas

New York, New York 10020

Attention: James Hu

Email: james.hu@whitecase.com

And

White & Case LLP

609 Main Street, Suite 2900

Houston, TX 77002

Attention: Jason Rocha

Email: Jason.rocha@whitecase.com

(ii)	If to Holder, to the address set forth on Holder’s signature page hereto.

(c) Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” References to Sections and Exhibits are to sections of, and exhibits to, this Agreement. The Exhibits form part of this Agreement. Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form. References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established. The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement. Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders. References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision.

(d) Third Party Rights. This Agreement is made for the benefit of the Parties and the Permitted Transferees (and their respective successors and permitted assigns) and is not intended to confer upon any other Person any rights or remedies.

(e) Severance and Validity. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, it shall be deemed to be severed from this Agreement. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

(f) Counterparts. This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

(g) Entire Agreement. This Agreement, the Underwriting Agreement and the Merger Agreement (to the extent incorporated herein) constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings, agreements and representations by or between the Parties to the extent they relate in any way to the subject matter hereof.

(h) Modifications and Amendments. This Agreement may be amended or modified by written agreement executed by each of the Parties hereto. The provisions and terms of this Agreement may only be waived in a writing signed by the Party against whom enforcement of such waiver is sought. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof.

(i) Assignment. Except for transfers permitted by Article II, neither this Agreement nor any rights, interests or obligations that may accrue to the Parties may be transferred or assigned without the prior written consent of each of the other Parties. Any such assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

(j) No Waiver of Rights, Powers and Remedies. No failure or delay by a Party in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any such right, power or remedy of such Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(k) Remedies.

(i) The Parties agree that irreparable damage may occur if this Agreement was not performed and that money damages or other legal remedies may not be an adequate remedy for any such damage. It is accordingly agreed that the Parties shall be entitled to seek equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages or the inadequacy of monetary damages as a remedy, in an appropriate court of competent jurisdiction as set forth in Section 4.01(n) this being in addition to any other remedy to which any Party is entitled at law or in equity, including money damages. The Parties further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 4.01(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason, and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(ii) The Parties acknowledge and agree that this Section 4.01(k) is an integral part of the transactions contemplated hereby and without that right, the Parties would not have entered into this Agreement.

(iii) In any dispute arising out of or related to this Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing Party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the dispute and the enforcement of its rights under this Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a Party to be the prevailing Party under circumstances where the prevailing Party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing Party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the adjudication and the enforcement of its rights under this Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

(l) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in PubCo any direct or indirect ownership or incidence of ownership of or with respect to any Deferred Fee Shares.

(m) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Parties, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties.

(n) Governing Law and Jurisdiction. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts seated in New York County, New York and any appellate court therefrom in connection with any matter based upon or arising out of this Agreement, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third- party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by New York law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 4.01(b). Notwithstanding the foregoing in this Section 4.01(n), any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(o) No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement or any other transaction document, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future shareholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any Party, or any former, current or future direct or indirect shareholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Lock-up Agreement to be executed by its duly authorized representative as of the date set forth below.

PUBCO:

Critical Metals Corp.

By:	/s/ Michael John Hanson
Name:	Michael John Hanson
Title:	Authorized Person

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Holder:

Name of Holder: CANTOR FITZGERALD & CO.

By:	/s/ Sage Kelly
Name:	Sage Kelly
Title:	Global Head of Investment Banking

Number of Lock-Up Shares: 1,200,000

Address for Notice:

110 East 59th Street

New York, New York 10022

Attn: Global Head of Investment Banking

Email: notices-IBD@cantor.com

and

Cantor Fitzgerald & Co.

110 East 59th Street

New York, NY 10022

Attention: General Counsel

Email: legal-IBD@cantor.com